AMARANTUS BIOSCIENCE HOLDINGS, Inc. 655 Montgomery Street, Suite 900 San Francisco, CA 94111 Phone: 415 688 4484 Fax: 408 852 4427 www.amarantus.com info@amarantus.com

December 31, 2014

Dr. John Commissiong

1269 Lakeside Drive, Apt. 1103

Sunnyvale, CA 94085

Dear Mr. Commissiong:

This offer letter will confirm your continued employment with Amarantus Bioscience Holdings, Inc. (the “Company”) as its Chief Scientific Officer. This offer letter supersedes any and all previous employment agreements with the Company, whether oral or in writing. Your continued employment shall be for an initial term of one year following your acceptance of this offer letter (the “Initial Term”). Following the Initial Term, your employment with the Company shall be at will.

Initially your annual base salary shall be $175,000 ($14,583.33 per month) (your “Base Salary”), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Upon the Company’s “up-listing” to National Listing, your annual Base Salary will immediately be increased to $266,000, on the next regularly scheduled payroll date following the up-listing. As an employee, you are also eligible to receive certain employee benefits. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition to your Base Salary, you will also be eligible for a discretionary performance bonus (the “Performance Bonus”) equal to up to 30% of your Base Salary. Award of this Performance Bonus is conditioned upon satisfaction, in the Company’s sole discretion, of Performance Bonus Conditions to be proposed by the CEO and agreed with the Compensation Committee. The milestones and their weight for your 2014 Performance Bonus is attached hereto as Exhibit A. The Performance Bonus, if any, shall be paid in accordance with applicable law and on or before March 15th of each year during which you are still employed by the Company. You will not be eligible for a Performance Bonus if you are not employed by the Company on the date upon which the Performance Bonus, if any, is to be paid.

The Company will also provide you with a Signing Bonus of $10,000, less standard deductions and withholdings, within ten (10) days of you execution of this Employment Agreement.

In addition, it will be recommended at the first meeting of the Company’s Board of Directors following your acceptance of this offer letter that the Company grant you an option to purchase 3.5 million shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

In addition I am pleased to confirm it is the intention of the Company to establish a separate wholly owned subsidiary (the “Research Subsidiary) to accommodate all the Company’s Discovery Research activities; that a standalone Stock Option Scheme will be established for that Research Subsidiary and that you will be granted an option to purchase shares in the Research Subsidiary. The details of this Stock Option Plan for the Research Subsidiary will be established in consultation with the Company’s CFO.

Also I confirm that the Founders Royalty as agreed by the Board of Directors and documented in the Minutes of the Board Meeting held on 26 October 2010 will remain in place.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you are expected to abide by the Company’s rules and standards. Specifically, you are required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chairman of the Company’s Board of Directors and you.

We look forward to your favorable reply and to continue working with you at Amarantus Bioscience Holdings, Inc.

Sincerely,

/s/ Gerald Commissiong
Mr. Gerald E. Commissiong

President and CEO

Agreed to and accepted:

Signature:	/s/ Dr. John Commissiong

Printed Name:	Dr. John Commissiong

Date:	December 31, 2014

Exhibit A

MILESTONES	% OF PERFORMANCE BONUS	COMPLETION TIMING
Establish a functional research laboratory	5	12-31-14
Initiate two academic collaborations	10	04-30-15
Complete updating of the Cell Bank	20	06-30-15
Establish proteomics collaboration with Applied Bionics, Hayward, CA	5	03-31-15
Discovery of one new neurotrophic factor	60	12-31-15
TOTAL	100%